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                                                                       EXHIBIT 2

                                                           ATTORNEY WORK PRODUCT
                                                     PRIVILEGED AND CONFIDENTIAL
                                                    ----------------------------

                            PROJECT HOT `N COLD IV
                                  TERM SHEET
                                Amendment No. 1

          This AMENDMENT NO. 1 TO THE PROJECT HOT `N COLD IV TERM SHEET (the "Amendment") is entered into this 7th day of February, 2001, by and between Littlejohn Fund II, L.P. ("Littlejohn") and Quilvest American Equity Ltd. ("Quilvest"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Project Hot `n Cold IV Term Sheet, entered into January 16, 2001 (the "Agreement").

1.   Stockholders Agreement.  The fifth paragraph of Section C of the Agreement
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is deleted in its entirety and the following is substituted therefor:

               Stockholders Agreement:  The Buyers shall enter into a
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               stockholders agreement (the "Stockholders Agreement") providing for, among other things: (i) the organization and capitalization of Newco; (ii) certain restrictions on the transfer of the capital stock of both Newco and, upon consummation of the Merger, the Company; (iii) the voting of the capital stock of both Newco and, upon consummation of the Merger, the Company; and (iv) the composition of the boards of directors of Newco, and, upon consummation of the Merger, the Company. Additionally, upon consummation of the Merger, the Stockholders Agreement shall be deemed to supersede, replace and terminate that certain Shareholders Agreement dated February 18, 2000, among the Buyers, the Company and Willem F.P. de Vogel (the "Original Shareholders Agreement"). It is the intention of the Buyers and Willem F.P. de Vogel that, upon consummation of the Merger and the replacement and termination of the Original Shareholders Agreement, Willem F.P. de Vogel shall have no further rights or obligations under the Original Shareholders Agreement.

2.   Expenses. The second sentence of Section G of the Agreement is deleted in
     --------
its entirety and the following is substituted therefor:

               Upon consummation of the Merger, it is anticipated that:  (i)
               each of Littlejohn and Quilvest shall be reimbursed for their respective expenses by Newco; (ii) Newco shall pay to Quilvest the full amount of the Consideration, without deduction or offset whatsoever (including with respect to taxes), which becomes due and owing to Quilvest in connection with the cancellation of the common stock of the Company pursuant to the Merger Agreement (as defined below); and (iii) Newco shall release and forever discharge Quilvest from and against any claims which it may have
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                                                           ATTORNEY WORK PRODUCT
                                                    PRIVILEDGED AND CONFIDENTIAL
                                                    ----------------------------

               against Quilvest or its successors and assigns with respect to any taxes which may be required to be paid by or with respect to Quilvest in connection with its receipt of the Consideration in connection with the cancellation of the common stock of the Company pursuant to the Merger Agreement (as defined below).

3.   Extension of Deadline.  Section H of the Agreement is deleted in its
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entirety and the following is substituted therefor:

               If the Merger Agreement has not been entered into by 5:00 p.m. New York City time on February 21, 2001, or, if entered into, the Merger Agreement is subsequently terminated, this Term Sheet shall become null and void, unless extended by mutual agreement of the parties, except that each party shall continue to be bound by the provisions relating to Expenses.

4.   Continued Effect.  Except as otherwise amended herein, all other provisions
     ----------------
of the Agreement shall remain in full force and effect.

5.   Counterparts.  This Amendment may be executed by facsimile and in more than
     ------------
one counterpart, each one of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.




LITTLEJOHN FUND II, L.P.                    QUILVEST AMERICAN EQUITY LTD.
By:  Littlejohn Associates II, LLC,
     General Partner


     By:_________________________           By:_________________________
        Name:                                  Name:
        Title:                                 Title: Attorney-in-Fact